Vaughan Foods, Inc. Will Not Appeal NASDAQ Notice of Bid
Price Deficiency

MOORE, Okla., February 10, 2010 -- Vaughan Foods, Inc. (NasdaqCM: FOOD). As previously reported, on September 15, 2009, Vaughan Foods, Inc. (the “Company”) received notice from the NASDAQ Listing Qualifications Department that its common stock has failed to maintain a minimum bid price of US $1.00 per share over a period of 30 consecutive trading days, as required by NASDAQ Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), the Company has been provided with a grace period of 180 calendar days, or until March 15, 2010, to regain compliance with this requirement. To regain compliance, the Company’s common stock must achieve a closing bid price of at least US $1.00 for a minimum of ten consecutive trading days.

Management does not expect that its common stock will achieve the required threshold for continued listing by March 15, 2010 and, accordingly, management does not intend to appeal NASDAQ’s expected action to delist the Company’s stock since it believes its efforts are better directed towards improving the Company’s performance and executing its business plan. Accordingly, management has initiated contact with NASDAQ to effect an orderly transition of trading to the OTC Bulletin Board prior to the de-listing event.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com

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